Exhibit 10.1

THE HAIN CELESTIAL GROUP, INC.

2019 EQUITY INDUCEMENT AWARD PROGRAM

As of February 15, 2019

1.

Purpose. The primary purpose of The Hain Celestial Group, Inc. 2019 Equity Inducement Award Program (the “Program”) is to further the long term stability and success of The Hain Celestial Group, Inc. (the “Company”), its Subsidiaries and Affiliates by providing a program to reward selected individuals hired as employees of the Company with grants of inducement awards (the “Inducement Awards”). The Board of Directors of the Company (the “Board”) believes that such awards induce participants to become employed by the Company, encourage superior quality work and further align the interests of the Company’s employees, Directors and shareholders. Unless provided herein or in the award agreement for an Inducement Award (the “Inducement Award Agreement”), the operative terms of the Inducement Awards granted under this Program shall adhere to the terms and conditions of The Hain Celestial Group, Inc. Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “Plan”), but are intended to qualify for the exception from the requirement for the Company’s shareholders to approve equity incentive plans under Nasdaq Listing Rule 5635(c)(4) and accordingly will be granted under the Program, not the Plan.

2.	Definitions. Unless defined in this Program, capitalized terms shall have the meanings ascribed to them in the Plan.

3.

Stock. The total number of shares of Company common stock available for the issuance of Inducement Awards under the Program shall be 3,000,000. The Board may exercise the power to determine and make Inducement Awards under the Program or delegate such power to a committee of the Board (in either case, the body exercising such power shall be referred to as the “Committee”). The Shares subject to Inducement Awards shall not be counted against the Shares reserved for issuance under the Plan or the per Participant award limits under the Plan.

4.

Eligibility. The Committee shall have the power and discretion to determine the eligible participants to receive Inducement Awards (the “Eligible Participants”), but Inducement Awards may only be granted to Eligible Participants in connection with becoming an employee of the Company.

5.

Awards Under the Program. The Committee shall have the power and discretion to grant any type of incentive award authorized under the Plan to Eligible Participants, subject to the terms governing such type of incentive award; provided, however, that the provisions of Section 4 of the Plan that limit the size or amount of award that may be granted to an individual in a given year shall not apply. Each Inducement Award Agreement will set forth the number of shares covered by the award, the terms and conditions of the award (including amendments to any terms and conditions), the exercise price, if applicable, and the methods by which the award may be exercised, if applicable, cancelled, forfeited or suspended.

6.	Amendments and Termination.

(a)	Program Amendments: The Board or Committee may amend the Program as it deems advisable.

(b)

Inducement Award Amendments: The Committee may also amend as it deems advisable the terms of an Inducement Award. However, the Committee may not amend the terms of any Inducement Award in a manner that adversely affects such award without participant consent, except as permitted under the Plan; provided, however, that such amendments, shall, to the extent deemed necessary or appropriate by the Board of Directors of the Company in order to comply with any applicable law or listing rules, be subject to shareholder approval.

(c)

Termination: The Board, in its sole discretion, may terminate the Program at any time, except, with respect to outstanding Inducement Awards, the Committee may not terminate the Program in a manner that adversely impacts such awards without the affected participant’s consent.

7.	Interpretation. The terms of this Program shall be governed in all respects by the laws of the State of Delaware.

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